Exhibit 5.1

[MORRISON & FOERSTER LLP LETTER HEAD]

March 6, 2003

Restoration Hardware, Inc.
15 Koch Road, Suite J
Corte Madera, California  94925

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Restoration Hardware, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about March 6, 2003 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 901,520 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), of which all such shares are reserved for issuance pursuant to the Company’s 1998 Stock Incentive Plan Amended and Restated on October 9, 2002 (the “Plan”).  As counsel to the Company, we have examined the proceedings taken or to be taken by the Company in connection with the registration of the Shares.  For purposes of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

It is our opinion that the Shares, when issued and sold in accordance with the Registration Statement and the related Prospectus(es), will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, any prospectus contained therein, and any amendments or supplements thereto.

                                                                                                Very truly yours,

                                                                                                /s/ Morrison & Foerster LLP